SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 16, 2011
Date of Report (Date of earliest event reported)
COLLECTIVE BRANDS, INC.
(Exact Name of Registrant as Specified in its Charter)
DELAWARE
(State or Other Jurisdiction of Incorporation)

1-14770 (Commission File Number)	43-1813160 (IRS Employer Identification No.)
3231 Southeast Sixth Avenue
Topeka, Kansas 66607-2207
(Address of Principal Executive Office) (Zip Code)
(785) 233-5171
(Registrant’s Telephone Number, Including Area Code)
COLLECTIVE BRANDS, INC.
(Former Name, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On August 16, 2011, Collective Brands Finance, Inc. (the “Borrower”), a wholly-owned subsidiary of Collective Brands, Inc. (the “Company”) entered into the Second Amended and Restated Loan and Guaranty Agreement, dated August 16, 2011 (the “Second Amended Revolving Credit Agreement”), among the Borrower, the guarantors party thereto, the Lenders party thereto and Wells Fargo Bank, National Association, as the Administrative Agent, Wells Fargo Capital Finance, LLC as Sole Lead Arranger and Sole Bookrunner, Bank of America, N.A. as Syndication Agent and JPMorgan Chase Bank, N.A., as Documentation Agent which amends and restates that certain Loan, Guaranty and Security Agreement with Wells Fargo Retail Finance, LLC as administrative agent and arranger, dated as of January 15, 2004 and provides for a revolving line of credit of up to $300 million with a letter of credit subfacility. The following description of the Second Amended Revolving Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Second Amended Revolving Credit Agreement which is included as Exhibit 10.1 to this Form 8-K and incorporated herein by reference. Capitalized terms not otherwise defined herein have the same meaning ascribed to them in the Second Amended Revolving Credit Agreement.
The Second Amended Revolving Credit Agreement continues to (A) rank pari passu in right of payment and have the lien priorities specified in the intercreditor agreement executed in 2007, (B) be guaranteed by the Company and all of the Borrower’s Wholly Owned Domestic Subsidiaries and (C) be secured by substantially all of the assets of the Borrower, the Company and other Guarantors, with the Second Amended Revolving Credit Agreement having first priority in accounts, inventory and certain related assets and the Borrower’s 2007 term loan facility having first priority in substantially all of the Borrower’s and the guarantors’ remaining assets, including, intellectual property, the capital stock of the Borrower and each Wholly Owned Domestic Subsidiary, any intercompany notes owned by the Borrower and the Guarantors and 65% of the stock of non-U.S. subsidiaries directly owned by the Borrower or by a guarantor.
The maximum availability under the Second Amended Revolving Credit Agreement is the amount available under the Borrowing Base up to a maximum of $300,000,000. The Second Amended Revolving Credit Agreement permits the Borrower to make optional prepayments, in whole or in part without premium or penalty, and subject to the reimbursement of Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings on a day other than the last day of the relevant interest period.
Loans under the Second Amended Revolving Credit Agreement will bear interest, at the Borrower’s option, at either (a) the Base Rate plus a margin of 0.75% to 1.25% per annum based on Average Availability or (b) the LIBOR Rate plus a margin of 1.75% to 2.25% based on Average Availability.
The Borrower will pay a letter of credit fee under the Second Amended Revolving Credit Agreement at a rate per annum equal to 1.25% to 1.75% for Documentary Letters of Credit and 1.75% to 2.25% for Standby Letters of Credit based on Average Availability under the Second Amended Revolving Credit Agreement.
After an Event of Default, all obligations under the Second Amended Revolving Credit Agreement will bear interest (and letter of credit fees will accrue) at the otherwise applicable rate plus 2.0% per annum at the election of the Agent or a majority of the Lenders.
The Second Amended Revolving Credit Agreement contains customary affirmative and negative covenants binding upon the Borrower, the Company and other Guarantors. In addition, during any Covenant Triggering Period (as defined), the Company and its Restricted Subsidiaries are required to maintain a minimum consolidated Fixed Charge Coverage Ratio of 1:1 on a trailing 12 month basis.

“Covenant Triggering Period” means a period commencing on the earliest to occur of (i) the occurrence and continuation of an Event of Default, or (ii) the date on which Excess Availability for the preceding five Business Day consecutive period shall either be less than 12.5% of the Line Cap or less than $25,000,000, and continuing until the Excess Availability for the preceding thirty day consecutive period shall be more than the greater of (i) 12.5% of the Line Cap or (ii) $25,000,000 and Pro Forma and Projected Excess Availability for the subsequent sixty day consecutive period shall either be more than the greater of (i) 12.5% of the Line Cap or (ii) $25,000,000.
The Second Amended Revolving Credit Agreement also includes such events of default (and, as appropriate, grace periods) and representations and warranties as are usual and customary for financings of this kind.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
See Item 1.01 which is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Exhibit
10.1	Second Amended and Restated Loan and Guaranty Agreement, dated August 16, 2011 (the “Revolving Credit Agreement”), among the Borrower, the guarantors party thereto, the Lenders party thereto and Wells Fargo Bank, National Association, as the Administrative Agent, Wells Fargo Capital Finance, LLC as Sole Lead Arranger and Sole Bookrunner, Bank of America, N.A. as Syndication Agent and JPMorgan Chase Bank, N.A., as Documentation Agent

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLECTIVE BRANDS, INC.
Date: August 17, 2011	By:	/s/ Douglas G. Boessen
Douglas G. Boessen
Division Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Exhibit
10.1	Second Amended and Restated Loan and Guaranty Agreement, dated August 16, 2011, among the Borrower, the guarantors party thereto, the Lenders party thereto and Wells Fargo Bank, National Association, as the Administrative Agent, Wells Fargo Capital Finance, LLC as Sole Lead Arranger and Sole Bookrunner, Bank of America, N.A. as Syndication Agent and JPMorgan Chase Bank, N.A., as Documentation Agent